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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Section 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 33-22807

                               PEMI BANCORP, INC.
             (Exact name of registrant as specified in its charter)

                              287 Highland Street
                         Plymouth, New Hampshire 03264
                                 (603) 536-3339
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $1.00 per share
            (Title of each class of securities covered by this Form)

                                      None
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)      [ ]            Rule 12h-3(b)(1)(ii)     [ ]
          Rule 12g-4(a)(1)(ii)     [ ]            Rule 12h-3(b)(2)(i)      [ ]
          Rule 12g-4(a)(2)(i)      [ ]            Rule 12h-3(b)(2)(ii)     [ ]
          Rule 12g-4(a)(2)(ii)     [ ]            Rule 15d-6               [X]
          Rule 12h-3(b)(1)(i)      [ ]

     Appropriate number of holders of record as of the certification or notice date:

          Common Stock, par value $1.00 per share:   0

     Pursuant to the requirements of the Securities Exchange Act of 1934, Northway Financial, Inc., as the successor by merger to Pemi Bancorp, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              NORTHWAY FINANCIAL, INC.

DATE: October 1, 1997     By: /s/ David J. O'Connor
                              ---------------------------------------
                              David J. O'Connor
                              Executive Vice President, Chief Financial Officer, and Treasurer